Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE FISCAL 2009 FOURTH QUARTER AND

FULL YEAR

Wilmington, MA (October 28, 2009) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal fourth quarter and full year, which ended on August 29, 2009.

Revenues for the fourth quarter of fiscal 2009 were $241.5 million, a 3.8% decrease from the previous year’s $251.0 million. Fourth quarter net income was $17.0 million or $0.88 per diluted common share, a 38.6% increase from the fourth quarter of fiscal 2008, when net income was $12.3 million or $0.63 per diluted common share.

Fiscal 2009 full year revenues were down slightly to $1.013 billion from $1.023 billion in fiscal 2008. However, on a comparable work week basis, revenues increased by 1.0% over the prior year, as fiscal 2008 included an extra week compared to fiscal 2009. Net income for the full year was $75.9 million or $3.92 per diluted common share, a 24.4% increase from fiscal 2008, when net income was $61.0 million or $3.15 per diluted common share.

“The rapid pace of job losses and related wearer reductions in our customer base caused a sequential decline in our quarterly revenues during the year, even as we produced solid levels of new sales and customer retention,” said Ronald D. Croatti, UniFirst President and Chief Executive Officer. “Despite these challenging economic conditions, we were able to achieve record profit levels. I would like to personally thank all our thousands of Team Partner employees throughout North America and Europe for their consistent hard work and sacrifices in what proved to be a very challenging year for our Company.”

The Company’s core laundry revenues in the fourth quarter declined 4.0% compared to the same period in fiscal 2008; however, its income from operations increased 31.0%. Total expenses in the core laundries were down $15.5 million from the same quarter a year ago which resulted in a fourth quarter operating margin of 12.6% compared to 9.3% a year earlier. The decline in expenses was the result of lower energy, payroll, and merchandise costs. Gasoline and natural gas costs were significantly lower in the fourth quarter of 2009, as compared with historically high levels in the same quarter of fiscal 2008. Payroll costs declined from the prior year as a result of headcount reductions made earlier in fiscal 2009. Lower workers’ compensation insurance and travel costs also contributed to the decrease in expenses. These benefits were partially offset by higher healthcare and depreciation expense as well as increases to our reserve for environmental contingencies.

The Company’s Specialty Garments and First Aid segments both contributed to the Company’s overall growth in fourth quarter profits compared to the prior year.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet. Cash produced by operating activities in fiscal 2009 was $159.2 million compared to $119.5 million a year earlier. Free cash flow was used primarily to reduce outstanding debt by $53.1 million. Total debt, as a percentage of capital, as of the end of fiscal 2009, declined to 22.5% from 29.7% at the prior year end. In addition, the year end cash balance increased by $34.5 million to $60.2 million.

“We’re very pleased with the results of our fourth quarter and have begun to see signs of economic stabilization in our customer base,” Croatti said. “However, the overall employment condition remains weak and will continue to challenge our top line performance. As always, our top priority is providing first class service to our diverse customer base. In this environment, continuing to optimize the efficiency of our sales force as well as controlling costs will also be essential to achieving our short term and long term financial goals.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs nearly 10,000 Team Partners who serve more than 200,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen	Thirteen	Fifty-two	Fifty-three
	weeks ended	weeks ended	weeks ended	weeks ended
	August 29,	August 30,	August 29,	August 30,
(In thousands, except share and per share data)	2009 (2)	2008 (2)	2009	2008

Revenues	$241,472	$251,010	$1,013,416	$1,023,175

Costs and expenses:
Operating costs (1)	144,997	163,089	609,629	643,886
Selling and administrative expenses (1)	52,210	52,366	211,962	216,867
Depreciation and amortization	15,106	13,690	57,789	53,784
	212,313	229,145	879,380	914,537

Income from operations	29,159	21,865	134,036	108,638

Other expense (income):
Interest expense	2,172	2,569	9,313	11,999
Interest income	(500)	(556)	(1,992)	(2,224)
Foreign exchange (gain)/loss	(90)	585	250	164
	1,582	2,598	7,571	9,939

Income before income taxes	27,577	19,267	126,465	98,699
Provision for income taxes	10,556	6,984	50,613	37,721

Net income	$17,021	$12,283	$75,852	$60,978

Income per share – Basic:
Common Stock	$0.93	$0.67	$4.14	$3.33
Class B Common Stock	$0.74	$0.54	$3.31	$2.66

Income per share – Diluted:
Common Stock	$0.88	$0.63	$3.92	$3.15

Weighted average number of shares outstanding – Basic:
Common Stock	14,408	14,380	14,394	14,363
Class B Common Stock	4,933	4,936	4,935	4,937
	19,341	19,316	19,329	19,300

Weighted average number of shares outstanding – Diluted:
Common Stock	19,415	19,387	19,373	19,353

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.1500	$0.1500
Class B Common Stock	$0.0300	$0.0300	$0.1200	$0.1200

(1) Exclusive of depreciation on the Company’s fixed assets and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	August 29, 2009	August 30, 2008
Assets
Current assets:
Cash and cash equivalents	$60,151	$25,655
Receivables, net	97,784	102,830
Inventories	43,586	46,154
Rental merchandise in service	73,063	92,315
Deferred income taxes	24,901	15,431
Prepaid expenses	2,889	1,720

Total current assets	302,374	284,105

Property, plant and equipment:
Land, buildings and leasehold improvements	325,034	314,370
Machinery and equipment	352,511	327,705
Motor vehicles	113,048	102,805

	790,593	744,880
Less - accumulated depreciation	407,823	376,319
	382,770	368,561

Goodwill	261,171	258,836
Customer contracts and other intangible assets, net	60,054	67,450
Other assets	2,416	2,715

	$1,008,785	$981,667

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$6,447	$4,222
Accounts payable	41,180	54,822
Accrued liabilities	104,003	91,837
Accrued income taxes	2,437	—

Total current liabilities	154,067	150,881

Long-term obligations, net of current maturities	175,568	231,317
Deferred income taxes	52,115	42,699

Shareholders' equity:
Common Stock	1,443	1,438
Class B Common Stock	493	494
Capital surplus	20,137	18,240
Retained earnings	605,262	532,164
Accumulated other comprehensive (loss)/income	(300)	4,434

Total shareholders' equity	627,035	556,770

	$1,008,785	$981,667

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen	Thirteen
	weeks ended	weeks ended
	August 29,	August 30,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$217,667	$226,643	$(8,976)	-4.0%
Specialty Garments	16,620	16,854	(234)	-1.4
First Aid	7,185	7,513	(328)	-4.4
Consolidated total	$241,472	$251,010	$(9,538)	-3.8%

	Fifty-two	Fifty-three
	weeks ended	weeks ended
	August 29,	August 30,	Dollar	Percent
(In thousands, except percentages)	2009	2008	Change	Change

Core Laundry Operations	$912,661	$919,986	$(7,325)	-0.8%
Specialty Garments	72,340	71,637	703	1.0
First Aid	28,415	31,552	(3,137)	-9.9
Consolidated total	$1,013,416	$1,023,175	$(9,759)	-1.0%

Income from Operations

	Thirteen	Thirteen
	weeks ended	weeks ended
	August 29,	August 30,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$27,462	$20,968	$6,494	31.0%
Specialty Garments	949	364	585	160.8
First Aid	748	533	215	40.1
Consolidated total	$29,159	$21,865	$7,294	33.4%

	Fifty-two	Fifty-three
	weeks ended	weeks ended
	August 29,	August 30,	Dollar	Percent
(In thousands, except percentages)	2009	2008	Change	Change

Core Laundry Operations	$125,393	$103,547	$21,846	21.1%
Specialty Garments	7,360	4,204	3,156	75.1
First Aid	1,283	887	396	44.5
Consolidated total	$134,036	$108,638	$25,398	23.4%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Year ended (In thousands)	August 29, 2009	August 30, 2008
Cash flows from operating activities:
Net income	$75,852	$60,978
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	48,855	45,432
Amortization of intangible assets	8,934	8,352
Amortization of deferred financing costs	267	267
Share-based compensation	1,024	1,118
Accretion on asset retirement obligations	517	486
Deferred income taxes	1,328	1,206
Changes in assets and liabilities, net of acquisitions:
Receivables	4,079	(8,542)
Inventories	2,452	(1,816)
Rental merchandise in service	19,334	(2,011)
Prepaid expenses	(1,174)	9
Accounts payable	(13,365)	9,606
Accrued liabilities	8,224	3,775
Accrued income taxes	2,868	605
Net cash provided by operating activities	159,195	119,465

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(4,730)	(60,952)
Capital expenditures	(65,323)	(73,795)
Other	304	1,116
Net cash used in investing activities	(69,749)	(133,631)

Cash flows from financing activities:
Proceeds from long-term obligations	140,628	175,455
Payments on long-term obligations	(193,761)	(145,620)
Proceeds from exercise of Common Stock options	689	518
Payment of cash dividends	(2,754)	(2,748)
Net cash (used in) provided by financing activities	(55,198)	27,605

Effect of exchange rate changes	248	(482)

Net increase in cash and cash equivalents	34,496	12,957
Cash and cash equivalents at beginning of period	25,655	12,698

Cash and cash equivalents at end of period	$60,151	$25,655